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                                                                     EXHIBIT 4.4

                 Amendment to the Employee Stock Purchase Plan

Subject to approval by the Company's stockholders at the next scheduled annual stockholder meeting, effective as of April 19, 2001, subsection 3(a) of the Employee Stock Purchase Plan is amended by deleting the number "600,000" and inserting in lieu thereof the number "5,400,000" provided, however, that if not approved by stockholders within twelve months following April 19, 2001, this amendment shall have no force or effect.